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                                  EXHIBIT 10.6

                           SAMPLE NET BRANCH AGREEMENT

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                        DISTRICT BRANCH MANAGER AGREEMENT

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      THIS AGREEMENT is made and entered into as the _____ day of______________
1998 by and between United National Mortgage, LLC, hereinafter referred to as "United" and ________________________________________ hereinafter referred to as
"District Branch Manager".

      Whereas, United is a Licensed Mortgage Banker doing business in the State of ________________________________ and

      Whereas, United is desirous of establishing a Branch Office location for the origination and processing of such mortgages at:
___________________________________________________; and

      Whereas, District Branch Manager has demonstrated to United the experience, knowledge, and skills necessary to manage the origination and processing of mortgage loans; and

      Whereas, both District Branch Manager and United are desirous of entering into the Agreement to provide for their mutual understandings and for the scope of their association,

      NOW THEREFORE, in consideration of the foregoing and their mutual covenants and Agreement herein contained, IT IS MUTUALLY AGREED AS FOLLOWS:

1. TERM OF THIS AGREEMENT:

      The term of this agreement, after an initial three (3) month probation period, will be perpetual until termination by either District Branch Manager or by United in accordance with the provisions hereinafter stated.

2. BRANCH OFFICE DUTIES:

      A. The District Branch Manager will operate the United Branch office at ___________________________in accordance with the rules and regulations of the State of__________________________ Banking Department.

      B. District Branch Manager will be responsible for the day-to-day management of the branch office. However. United hires and terminates all employees. The Branch Manager will forward to United the appropriate personnel forms for any prospective employees. After appropriate review, United will determine the appropriate personnel action and inform the Branch.

      C. District Branch Manager shall be responsible for the development of originations and processing. All promotional materials and advertising must be in compliance with State and Federal Law and must be approved by the home office prior to publication. All Federal and State mandated disclosures to Consumers are to be strictly complied with.


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      D.    District Branch Manager is to keep a log in accordance with the
            State Banking requirements for all applications accepted for processing. All monies received in accordance with said applications from applicants shall be forwarded to the home office, including, but not limited to: Application Fees, Appraisal Fees, Credit Reporting Fees, Points, Origination Fees, Warehouse Fees and/or Commitment Fees. All receipts and disbursements shall flow through the home office.

      E. District Branch Manager is expected to devote his time and effort to furthering, promoting, and developing the business activities of United and without limiting the foregoing, District Branch Manager agrees that during his employment period as District Branch Manager, and for a period of 120 days after said employment period he will not directly or indirectly engage in any of the following activities:

            1. Solicit or accept consumers on behalf of any other business which is in competition with United.

            2. Solicit any United employee or attempt to entice any United employee on behalf of any other business which is in competition with United, or accept any United employee to work for any other business which is in competition with United.

      F. Under no circumstances shall Branch Manager or anyone under the direction of Branch Manager issue pre-approval letters or commitment letters on behalf of United. All underwriting decisions are to be made by authorized personnel of United only.

      G. Under no circumstances shall Branch Manager or anyone under the direction of Branch Manager enter into any agreement on behalf of United which obligates United in any way to pay for leases, furniture) equipment, supplies and the like. See The Management Company, Section 10.

3. COMPENSATION

      A. Compensation to the management company and to personnel will be made every two weeks for all commissions and compensation earned less all expenses paid by United on behalf of the branch and all corporate expenses charged to the branch, if any until five (5) business days prior to pay day. Commissions and compensation will be deemed to be earned only if the funds on closed loans have been collected from the secondary market and have cleared United's bank by five (5) business days prior to the pay day.

      B. Definition of net profit is herein defined as gross income of the branch minus expenses of the branch. Such expenses shall be in accordance with Generally Accepted Accounting Principles.


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      C.    Definition of gross income shall be as follows:

            Gross income is defined as 60% of the front points charged by the branch and received by United plus 60% of the yield spread premium and service release premium based on investor flow pricing actually received by United reduced by the fees charged by United to the Branch listed on Schedule A attached. The fees on Schedule A are subject change with 30 days notice to the branch.

            Notwithstanding anything to the contrary in this contract, United imposes minimum total income on all loans (before Branch/United split). Such minimums are included on Schedule A and are subject to change with 30 days notice to the branch.

      D. In the event that United services a loan directly or indirectly, the branch compensation shall include 10% of the service fee.

      E. The branch hereby certifies and warrants that it has the capability and competence to fully process loans to standards generally accepted in the industry. If such standards are not met, United, at its sole discretion, has the right to terminate this contract or to charge a reasonable fee to process the loans through the home office. Processing fees are on Schedule A.

      F. In the event that United is required by an investor to refund all or a portion of the premium earned on a loan, the branch that originated the loan shall refund its pro-rata portion of such refund to United within 10 days of being notified of the refund. United shall have the right to offset the branch's pro-rata portion of such refund against any amounts due the branch.

      G.    United reserves the right to reject loans in its sole discretion.

4. PROCEDURES FOR RECEIVING COMPENSATION

      A. Compensation for each pay period will be calculated as provided in paragraph 3 and as agreed to in this paragraph 4. On the day that compensation is being calculated, the branch manager will be called by a compensation coordinator from United. A compensation report will be available that time. An agreement will be reached between the branch manager and the compensation coordinator as to the total amount due to the branch. The branch manager will inform the compensation coordinator as to the compensation due each employee of the branch. To the extent available in accordance with the calculations spelled out in paragraph 3, compensation will then be paid in the following order:

            a. Reimbursement to United for any advances made and still outstanding and any expenses including payroll costs incurred by United on behalf of the Branch. Such expenses shall include all direct expenses of a particular loan including, but not limited to, excess investor fees and warehouse fees, if any. United has the right to substitute a flat administrative fee in lieu of direct loan expenses.


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            b.    The branch payroll other than the branch manager.

            c. The actual overhead expenses certified to the compensation coordinator by the Management Company.

            d.    The balance to be paid as wages to the branch manager.

      B. In the event there are insufficient earnings by the branch to cover the payroll or other obligations, special arrangements must be made with United to cover such costs and United has the right to terminate this agreement immediately if arrangements cannot be made or are not approved by United.

5. SERVICING RIGHTS, SERVICING COMPENSATION

      All servicing rights are the sole and exclusive property of United. United reserves the right to sell, hypothecate or transfer servicing at any time. In the event that United sells any servicing upon which District Branch Manager has been receiving an excess servicing fee bonus, United will distribute to District Branch Manager his share of the net servicing sale proceeds.

6. PUBLIC OFFERING

      At the present time, United is a privately owned limited liability company. United plans to develop a program under which qualified branch managers will be entitled to receive United stock or be offered stock options, or if United issues different classes of stock, then said branch managers shall be entitled to receive such class or classes of stock or options as United shall then determine. Branch manager acknowledges that some or all of such stock or options will be restricted in nature and will be subject to the term or a shareholder agreement that all shareholders of United will be required to execute. If United makes a public offering of its stock, the stock or options offered or issued to branch managers may or may not be available for sale in the public markets. Any offering of securities to branch managers will be subject to such terms and conditions as United shall then develop, including any requirements set forth by United's underwriter or other advisors.

7. SALE

      If, instead of entering into a public offering, United should decide to sell its assets to another company, the Branch Managers shall be compensated for their contributions by applying a formula to be determined by United.


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8. UNDERWRITING AUTHORITY

      United reserves to itself all underwriting authority.

9. LOCK-IN AGREEMENTS

      All Lock-In Agreements must be signed by the District Branch Manager and countersigned by a corporate officer of United. Each Lock-In Agreement must be faxed immediately to the home office for signature with a recommendation of risk by District Branch Manager. Lock-in checks are to be forwarded to the home office upon receipt, but no later than two (2) business days after Lock-In.

10. THE MANAGEMENT COMPANY

      A. The Branch Manager shall use a separate entity for management and overhead of the branch.

      B. All leased and utility agreements shall be between the management company corporate entity and the vendor. The Management Company will provide to United copies of all leases. Every half-month at the time compensation for the branch is calculated, the management company shall provide a list of all expenses incurred in the previous half month including rent, utilities, local advertisements, insurance required by United and all other expenses of maintaining the branch for the previous half month. The Management Company will make all payments to the vendors and will be reimbursed in a manner as stated in paragraph 3 of this agreement.

      C. The Management Company will keep adequate business records, which will be available to United for inspection during normal business hours upon reasonable notice. The Management Company will supply united periodic reports required by United. The Management Company is required to conduct its business in an efficient manner. All bills are to be paid promptly and the branch will comply with banking department regulations.

      D. The Management Company will be required to keep certain levels of insurance in force as agreed between the parties. In some cases group insurance will be available through United at a reduced cost and United will bill each management company for its pro-rate share of such insurance. United is covered by blanket errors and omissions insurance policy and fidelity bond. Each branch will be required to pay its pro-rata portion as determined by United.

      E. All legal obligations such as leases and utility bills shall be in the name of the management entity. United will assume no responsibility for management company obligations and will not co-sign any legal documents. All such documents must be submitted to United for review.

      F. All fees collected by the branch on behalf of United must be immediately forwarded to United, or deposited in United's local account.


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      G.    United must approve in wilting all fees, including but not limited to application fees and points charged by the branch.

      H. United reserves the right to alter any arrangements herein to comply with state banking law and regulations. Any such changes will be presented to the branch and the branch will be required to conform to such law or regulations as interpreted by United's counsel.

      I. The Management Company will be required to purchase or lease adequate equipment and computer software as required by United to fulfill management company's responsibilities under this agreement.

11. TERMINATION

      A. Without Cause. Either party may terminate this Agreement upon 30 days advance written notice to the other party. Upon termination of this Agreement, all loan applications originated by the branch that are in process at the time of the termination shall remain the property of United and will continue to be processed by the branch for the benefit of United. Upon closing of such loans, the branch will receive compensation for such loans in conformity with this Agreement's compensation clause.

      B. For Cause. United may immediately terminate this Agreement for cause without notice. In such case, the District Branch Manager shall forfeit all rights to continue processing pending loan applications or receive compensation on such loan applications.

      Cause shall be limited to the instances wherein:

      A. District Branch Manager has participated in the fraudulent origination of branch office loans.

      B. District Branch Manager has embezzled United funds or engaged in other criminal activity affecting United or failed to remit funds to United on a timely basis.

      C.    Branch Office shall incur cash flow losses amounting to $1,000.00.

      D. District Branch Manager has revealed contents of this Agreement without United's permission.

      E. District Branch Manager fails to comply with specific instruction from the management of and/or specific procedures of United concerning conduct of business or fails to comply with requirements of federal and state regulations in conducting business, or engages in conduct which United determines, in its sole discretion, to be negligent, improper or deleterious to the reputation of United.


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      F.    District Branch fails to originate originate _____________________
            /month by _____________, or fails to originate ________________ for
            _________ consecutive months.

      G. District Branch fails to maintain adequate records as required by United; fails to provide periodic reports as required by United; fails to allow access to United to inspect the records of the branch.

      H. District Branch deals with any lending source other than United without express written consent of United.

      I. District Branch Manager fails to devote _________ hours/week in pursuit of the business of the company or engages in any activities inconsistent with the objectives and business of the company.

      J. District Branch Manager has supplied false information to United in this agreement or any written communications with United. United will have sole discretion to determine whether such information is false and will not be required in any court to prove that United relied on such false information prior to terminating this agreement.

      In the event of cancellation for cause, all rights to continued compensation from United shall cease immediately.

12. REPRESENTATIONS AND WARRANTIES OF THE DISTRICT BRANCH MANAGER

      The District Branch Manager represents and warrants to the company that
      (i) he is under no contractual or other restriction or obligation which is inconsistent with the execution of this agreement, the performance of his duties hereunder, or the other rights of the company hereunder or, if presently operating as a licensed or registered mortgage broker he shall place such license in suspense to enable him to comply with this provision, and (ii) he is under no physical or mental disability which would hinder the performance of his duties under this agreement, (iii) he has been originating mortgage loans for years, (iv) he is familiar with FNMA and FHLMC residential mortgage underwriting guidelines, (v) he has been operating for __________ years as alicensed/registered mortgage broker by the name of______________________________ in the state of
      _______; annual closed loans for the past three (3) years, have averaged
      ______________/year, there are no complaints currently pending with the Banking Department against this company, nor have there been any complaints filed against him during the past three (3) years, nor judgements recorded against him (either in the form in which he is now conducting business or any predecessor company) during the previous three
      (3) year period.


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13. DEATH

      If the District Branch Manager dies during the employment term, the District Branch Manager's estate shall be paid any sums earned pursuant to paragraph 3 above through the date of his death, plus servicing fees earned pursuant thereto for a period of 12 months.

14. DISABILITY

      In the event the District Branch Manager during the employment term shall become so physically or mentally disabled that he is not able to fully discharge his duties under this agreement for a period of thirty (30) continuous days or 30 days in any 45-day period (the existence of such a disability to be determined by a qualified physician selected by United), United shall have the right to terminate the District Branch Manager's employment under this section 12, the District Branch Manager (or his legal representative, as the case may be) shall be paid sums earned pursuant to paragraph 3 above through the disability date, plus servicing fees earned pursuant thereto for a period of 12 months.

15. CONFIDENTIAL INFORMATION

      The District Branch Manager recognizes and acknowledges that there may be made available to him confidential information relating to the company and its affiliates, including but not limited to, customer lists, computer programs and procedures ("confidential information"). The District Branch Manager further recognizes and acknowledges that this confidential information as it may exist from time to time is a valuable, special and unique asset of the company's business. The District Branch Manager will not, during or after the employment term, disclose any confidential information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever. In the event of a breach or threatened breach by the District Branch Manager of the provisions of this section 14, the company shall be entitled to monetary damages and an injunction restraining him from so disclosing any such confidential information, in addition to any other remedies available in law or equity.

16. MEDICAL EXAMINATION

      If requested by the company, the District Branch Manager shall submit to such physical examinations and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable the company, at its expense and for its own benefit, to verify physical condition, or otherwise.

17. NOTICES

      Any notice given pursuant to or in connection with this agreement shall be sufficient if in writing and sent by Registered or Certified Mail, Return Receipt Requested, to his residence in the case of the District Branch Manager, or, in the case of the company, to its main offices.


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18. ASSIGNMENT

      The District Branch Manager recognizes and acknowledges that the services to be rendered by him hereunder are unique and personal. Accordingly, the District Branch Manager may not assign any of his rights or delegate any of his responsibility under this agreement. The rights and obligations of the company under this agreement shall inure to the benefit of and shall be binding upon its successors and assigns.

19. LIMITATION OF SCOPE

      If any portion or provision of this agreement shall be deemed to be invalid or unenforceable by reason of its being over broad in scope of time or geographic applicability, such portion shall be deemed automatically revised to such scope or geographic application, as the case may be, as will render such portion or provision of this agreement valid and enforceable under the laws in effect at that time.

20. SEVERABILITY

      Subject to the provisions of section 18 hereof, in the event any provision of this agreement or any portion thereof shall be deemed invalid or unenforceable for any reason, that portion or provision shall be deemed excised from its agreement and this agreement shall be governed, interpreted and enforced in all respects as if such invalid or unenforceable provision were originally omitted from this agreement.

21. WAIVER

      The waiver of any party of a breach of any provision of this agreement shall not operate as or be construed as a waiver of any subsequent breach.

22. GOVERNING LAW

      This agreement, and the rights and obligations of the parties hereto, shall be construed in accordance with and be governed by the laws of the State of New York, without giving effect to any conflict of laws or choice of law rules.

23. VENUE

      The Venue for any legal proceeding will be where the main office of United National Mortgage, LLC is located at the time of the breach of contract or other court action instituted.


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24. COSTS OF SUIT

      The Costs of any court or arbitrators action, including legal fees, costs, disbursements and interests payable at a rate of 1.5% per annum or 18% per year, payable from the date of award or judgement, will be paid by the losing party in an action as is determined by the court or the arbitrator after the cases termination.

25. STATUTE OF LIMITATIONS

      The statute of limitations to bring any legal action under this contract will be one (1) year from the date the action accrued.

26. ARBITRATION

      Any controversy or claim arising out of' or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association, and judgement upon the award rendered by the Arbitrator(s) may be entered in any New York court having jurisdiction thereof or a court where the headquarters of United National Mortgage, LLC exists.

27. COUNTERPARTS

      This agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original, and it shall not be necessary in making proof of this agreement to produce or account for more than one such counterpart.

28. HEADINGS

      The descriptive headings used in this agreement are for purposes of convenience only and do not constitute a part of this agreement.

29. GENDER

      The use of words such as "his" or "he" or any other similar references are used for purposes of simplifying the writing, and are intended to apply equally for female District Branch Managers.


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30. ENTIRE AGREEMENT

      Each party hereto acknowledges that he has read this agreement and the management company and compensation addendum's, which are made a part hereof, understands it, and agrees to be bound by its terms, and further acknowledges and agrees that it is the complete and exclusive statement of the agreement and understanding of the parties regarding the subject matter hereof, which supersedes and merges all prior proposals, agreements and understandings, oral and written, relating to the subject matter hereof. In the event of any conflict between this agreement and the terms of any of employers' employment policies, manuals, or other statements regarding employment generally, now existing or hereafter promulgated, the terms of this agreement shall control. This agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

In witness whereof, the parties have executed this agreement as of the date first above written.

UNITED NATIONAL MORTGAGE, LLC

By:                                          By:
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                                   SCHEDULE A
                              ADDENDUM TO CONTRACT
                    FEES CHARGED TO BRANCH AND MINIMUM GROSS
                                     INCOME

The following are as of July 28, 1999 and subject to change with 30 days notice to the Branch.

Processing Fee                              Loans that Close            $250.00
(charged on loans that are processed
by United and not processes, or
inadequately processed by the Branch)
                                            Loans that do not Close     $125.00

Minimum Total Income on Loans before Branch/United split

      Conforming                            1 1/2 points
      Non-Conforming and Government         3 points

08/99


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